UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 8, 2016

21st CENTURY ONCOLOGY

HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

333-170812	26-1747745
(Commission File Number)	(I.R.S. Employer Identification No.)

2270 Colonial Boulevard Fort Myers, Florida	33907
(Address of Principal Executive Offices)	(Zip Code)

(239) 931-7254
(Registrant’s Telephone Number, including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.                Results of Operations and Financial Condition.

The information provided under the heading “Preliminary Results” in Item 8.01 below is incorporated herein by reference.

Item 7.01.                Regulation FD Disclosure.

SEC Reports

As previously disclosed, 21st Century Oncology Holdings, Inc. (the “Company”) is in the process of finalizing its Form 10-K for the fiscal year ended December 31, 2015 and Form 10-Q for the period ended March 31, 2016. The completion of the process has been delayed as a result of the restatement of prior year financial results.  Also as previously disclosed, on May 12, 2016, the Company received a default notice, relating to the Company’s failure to timely provide certain financial reports, from Morgan Stanley Senior Funding, Inc., as administrative agent (the “Administrative Agent”) for the lenders under the credit agreement (the “Credit Agreement”) of 21st Century Oncology, Inc. (“21C”), the Company’s subsidiary. The Company also received default notices (the “Indenture Default Notices”) from Wilmington Trust, National Association, as trustee of 21C’s 11.00% Senior Notes due 2023 (the “Notes”), acting at the direction of holders of Notes, for failing to timely provide certain financial reports required by the indenture governing the Notes (the “Indenture”). Such notices were received on May 17, 2016 with respect to the Form 10-K and June 1, 2016 with respect to the Form 10-Q. On June 10, 2016, the Company entered into an amendment and waiver to the Credit Agreement to, among other things, waive through July 31, 2016 any default or event of default under the Credit Agreement for failing to timely provide the financial reports for the year ended December 31, 2015 and quarter ended March 31, 2016 (the “SEC Reports”).  The amendment also waives any cross-default that may arise under the Credit Agreement prior to or on July 31, 2016 as a result of a default or event of default under the Indenture for failure to timely deliver the SEC Reports.

As a result of the foregoing, if 21C does not furnish or file the SEC Reports within 60 days after receipt of the Indenture Default Notices (as applicable) as required by the Indenture or deliver the SEC Reports to the Administrative Agent by July 31, 2016 as required by the Credit Agreement (together, the “Report Deadlines”), then such failure to timely deliver will be deemed an event of default under the Indenture or Credit Agreement, as applicable.

The Company currently does not anticipate being able to meet the Report Deadlines. As a result, the Company expects to engage in discussions with the lenders under the Credit Agreement and the holders of the Notes regarding extending the Report Deadlines to August 31, 2016 (for the SEC Reports as well as the report for the quarter ended June 30, 2016) and waiving until August 31, 2016 any defaults or events of default that would otherwise occur due to the failure to timely provide such reports.

Preliminary Results

In the interim, the Company is providing the following additional preliminary results. The preliminary results are based on management’s current expectations. Actual results could differ materially from such estimates. Final adjustments and other material developments may arise between the date hereof and the date that the Company announces its final results for these periods.

•                  For the full year 2015, the Company expects to report total revenue between $1,068 million and $1,090 million and Pro Forma Adjusted EBITDA of between $155 million and $165 million.

•                  For the fourth quarter of 2015, the Company expects to report total revenue between $262 million and $267 million and Pro Forma Adjusted EBITDA of between $37 million and $40 million.

•                  For the first quarter of 2016, the Company expects to report total revenue between $264 million and $281 million and Pro Forma Adjusted EBITDA of between $38 million and $42 million.

•                  The Company expects to report cash and cash equivalents of approximately $56 million as of June 30, 2016. During the second quarter of 2016, the Company incurred cash expenses of approximately $2.0 million related to the Credit Agreement amendment and waiver and approximately $4.7 million in conjunction with the financial restatement process. During the second quarter of 2016, the Company also invested in new medical equipment. The Company also incurs higher amounts of cash interest expense in the second and fourth quarters of each fiscal year due to the interest due on the Notes.

The information in items 2.02 and 7.01 shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Statements that include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts. Forward-looking statements are based on management’s current expectations or beliefs about the Company’s future plans, expectations and objectives. These forward-looking statements are not historical facts and are subject to risks and uncertainties that could cause the actual results to differ materially from those projected in these forward-looking statements. Readers of this Current Report on Form 8-K are cautioned not to place undue reliance on forward-looking statements contained herein, which speak only as of the date of this Current Report on Form 8-K. Please refer to the risk factors contained in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

21st CENTURY ONCOLOGY HOLDINGS, INC.

Date: July 8, 2016	By:	/s/ LeAnne M. Stewart
		Name:	LeAnne M. Stewart
		Title:	Chief Financial Officer